Exhibit 99.1

FOR IMMEDIATE RELEASE

TECNOGLASS FILES FORM 12b-25 WITH SECURITIES AND EXCHANGE COMMISSION

Expects 2014 Revenues and Net Income of Approximately $197.5 Million and $20.5 Million

Barranquilla, Colombia – March 31, 2015 – Tecnoglass, Inc. (NASDAQ: TGLS; OTCBB: TGLSW) (“Tecnoglass” or the “Company”) announced today that it has filed a Form 12b-25 with the Securities and Exchange Commission providing the Company an automatic 15-day extension to file its Form 10-K for the year ended December 31, 2014. The Company is in the process of finalizing the financial information required to file its Annual Report on Form 10-K; however, due to a change in its independent registered public accountants, which took effect on December 30, 2014, the Company has been unable to completely compile such information within the prescribed time period without incurring undue hardship and expense. The Company expects to file the Annual Report on Form 10-K within the 15-day extension period provided by Rule 12b-25.

Tecnoglass expects to report 2014 annual revenues of approximately $197.5 million compared to $183.3 million in 2013. U.S. sales for 2014 are expected to rise to $101.6 million from $66.7 million in 2013, which will offset lower 2014 sales to Colombia as the country transitions from recently completed projects to the commencement of new projects later this year. The Company also noted that revenues in COP (Colombian Pesos) represented approximately 41% of total revenues in 2014, and were thus partially impacted by a 24.2% depreciation of the currency against the US Dollar that primarily occurred during the fourth quarter of 2014. The impact on revenues was largely offset by a gain in exchange rate (which the Company defines as non-operating revenues) derived from US Dollar-denominated receivables.

Tecnoglass expects to report 2014 net income of approximately $20.5 million compared to $22.3 million in 2013. Net income in 2014 included an extraordinary, non-cash, non-operating loss of $1.5 million related to the change in fair value of warrant liability, compared to a $7.6 million non-cash, non-operating gain related to the change in fair value of warrant liability in 2013. Excluding these non-cash, non-operating items, net income in 2014 was $22.0 million and net income in 2013 was $14.7 million.

These preliminary results could differ materially from the final results that will be reported by Tecnoglass for the year ended December 31, 2014. The expected results presented in this release are preliminary and unaudited, and are subject to regular closing processes that could result in significant adjustments.

About Tecnoglass

Tecnoglass is the #1 architectural glass transformation company in Latin America, providing hi-spec glass, windows and aluminum products for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 800 customers in North, Central and South America, with the United States accounting for approximately 36% of Company revenues in 2013. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tecnoglass, Inc.	The Equity Group Inc.
José M. Daes	Devin Sullivan
Chief Executive Officer	Senior Vice President
jdaes@energiasolarsa.com	212-836-9608
dsullivan@equityny.com
Christian Daes
Chief Operating Officer	Kalle Ahl
chris@tecnoglass.com	Senior Associate
212-836-9614
kahl@equityny.com